Central Valley Community Bank Expands to Merced County Representing Its 16th Branch in the Valley

FRESNO, CA -- (Marketwire - June 25, 2009) - Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bank (Bank), the sole subsidiary of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), announced today plans to expand into Merced County. The new 2,000 square foot office is expected to open in August 2009 and will be managed by Merced native Susan Armstrong, Vice President, Branch Manager, who brings over 25 years of community banking experience specializing in branch management and consumer and small business lending. Tom Crawley, Vice President, Commercial Loan Officer, also joins the Merced team with over 23 years of commercial and real estate lending experience, including numerous special awards for his lending expertise and performance in the Merced area. Michael German, Assistant Vice President, SBA Loan Officer, adds 31 years of local SBA lending experience to the new Merced office team as well.

The new Merced office is located at 2832 North G Street, on the northeast corner of North G Street and Bear Creek, in the Galleria Shopping Center and as of its opening will operate Monday - Thursday, 9:00 a.m. - 5:00 p.m., and Friday, 9:00 a.m. - 6:00 p.m. A full-time staff of local professionals specializing in retail and commercial banking will be housed at the new office, as well as a convenient night depository box. For community convenience Susan Armstrong, Vice President, Branch Manager, Tom Crawley, Vice President, Commercial Loan Officer, and Michael German, Assistant Vice President, SBA Loan Officer, are actively pursuing new business and they are available for business inquiries at the Merced office phone number (209) 725-2820.

The Bank's decision to expand into Merced was based upon the desire to serve a growing customer base in between existing offices in Modesto and Madera, as well as fill a void from the recent acquisition of the town's local "community bank" by a large banking organization. The move into Merced represents the 16th office in the Valley for Central Valley Community Bank and is a part a long-term growth strategy to provide banking services throughout the San Joaquin Valley.

"The Bank has had interest in expanding into Merced for many years, as we believe the culture of the local community is consistent with that of our Bank's," said Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

"With the recent disruption in the local community banking market, we determined it was the right opportunity to enter into the Merced area by bringing our unique brand of superior customer service to help serve the banking needs of the community. We look forward to becoming involved in the community through the donation of time, resources and funds to help the area thrive and prosper, and we believe our new team of professional bankers with extensive experience in the local community will help continue our 29-year commitment to the Valley," concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 15 offices in Clovis, Fresno, Kerman, Lodi, Madera, Oakhurst, Prather, Sacramento, Stockton, Tracy, and a loan production office in Modesto, California. A new office is planned to open in Merced during the third quarter of 2009. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

CONTACT:
Debbie Nalchajian-Cohen
(559) 222-1322